ROPES & GRAY
                          ONE INTERNATIONAL PLACE
                     BOSTON, MASSACHUSETTS 02110-2624
                              (617) 951-7000

                             November 17, 1995

Putnam California Tax Exempt Income Trust (the "Trust")
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

     We are furnishing this opinion in connection with the sale during the fiscal year ended September 30, 1995 of 45,699,451 shares of beneficial interest (the "Shares") of Putnam California Tax Exempt Income Trust, in respect of Putnam California Tax Exempt Income Fund and Putnam California Intermediate Tax Exempt Fund (the "Funds"), each of which is a series of the Trust.

     We understand that on your books you record as sold Shares for which orders have been accepted notwithstanding that on the date of acceptance such Shares may not have been paid for, and that for purposes of compliance with Rule 24f-2 (the "Rule") under the Investment Company Act of 1940, as amended, you regard such Shares as having been sold.

     We have examined copies of (i) your Agreement and Declaration of Trust as on file at the office of the Secretary of State of The Commonwealth of Massachusetts, which provides for an unlimited number of authorized shares of beneficial interest, and
(ii) your Bylaws, which provide for the issue and sale by the Trust of such Shares. We have also examined (i) a copy of the notice (the "Notice") to be filed pursuant to the Rule by you with the Securities and Exchange Commission relating to your registration of an indefinite number of shares of beneficial interest of the Trust pursuant to the Securities Act of 1933, as amended, and making definite registration of the Shares pursuant to the Rule, and (ii) a certificate of the Treasurer of the Trust stating that 45,459,957 of the Shares had been recorded as issued and that the appropriate consideration therefor as provided in your Bylaws had been received at September 30, 1995, and that 239,494 of the Shares had been recorded as sold and issued on your books at September 30, 1995, but that at that date payment had not been received and was not then due in the ordinary course of business.

     We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities, and that the Notice will be timely filed with the Securities and Exchange Commission.

ROPES & GRAY
                                    -2-
Putnam California Tax Exempt Income Trust
November 17, 1995

     Based upon the foregoing, we are of the opinion that:


     1. The Trust is a legally organized and validly existing voluntary association with transferable shares of beneficial interest under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of shares of beneficial interest.

     2. The Shares were validly issued and, except for the 239,494 Shares for which payment had not been received at September 30, 1995 and was not then due in the ordinary course of business, were fully paid and nonassessable by the Trust at September 30, 1995.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides indemnification out of the property of a portfolio series for all loss and expense of any shareholder of such portfolio series held personally liable for the obligations of the Trust solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the assets of the relevant portfolio series would be insufficient to meet any such obligations.

     We consent to this opinion accompanying the Notice.

                              Very truly yours,

                              /s/ Ropes & Gray

                              Ropes & Gray